Exhibit 10.1

CONSULTING AGREEMENT BETWEEN

TRUSTCO BANK CORP NY AND ROBERT T. CUSHING

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 16th day of December 2014 by and between TrustCo Bank Corp NY, a New York corporation (“TrustCo”), and Robert T. Cushing (“Cushing”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Term and Duties.

(a)           The term of Cushing’s engagement under this Agreement will commence on June 1, 2015 and will continue through December 31, 2015, unless sooner terminated pursuant to Section 2 or Section 5 (the “Term”).

(b)           During the Term, Cushing shall serve as a consultant to TrustCo and to each of its affiliates, rendering to TrustCo and such affiliates consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered shall be advisory only, and Cushing’s services as a consultant shall be rendered, during his lifetime, at such times and places as may be mutually convenient to TrustCo and its affiliates and Cushing. Cushing acknowledges that he will be an independent contractor only, and shall not for any purpose hereunder be considered to be an employee of TrustCo or any of its affiliates. The parties reasonably anticipate that Cushing’s level of service for TrustCo and its affiliates during the term of this Agreement will be less than eight hours per week, which is less than 20% of the average level of service provided by Cushing to TrustCo and its affiliates as Executive Vice President and Chief Financial Officer during the last 36 months of his employment by TrustCo and its affiliates.

(c)           Compensation. In full compensation for the services to be rendered by Cushing hereunder during the Term and for the noncompetition agreement set forth in Section 3 herein, TrustCo (a) will pay Cushing a monthly fee in the amount of $20,000, to be paid in cash on the first business day of each month during the Term and (b) will provide, at no cost, to Cushing in-kind benefits consisting of office facilities, a personal secretary, use of a vehicle, club memberships and estate planning services, each as provided by TrustCo to Cushing during the last 36 months of his employment by TrustCo and its affiliates. In the event of Cushing’s death or disability (as hereafter defined) during the Term, TrustCo’s obligations under this Section 2 shall terminate, provided that TrustCo shall be obligated to pay to Cushing’s estate or other designated beneficiary the full amount of the monthly fee, if such fee had not previously been paid, for the month in which such death or disability occurred. In no event will Cushing or his estate have the right to designate the taxable year of such payment. For purposes of this Section 2, the term “disability” means (i) Cushing is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months or (ii) Cushing is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of TrustCo. Cushing also will be deemed to have a “disability” if determined to be totally disabled by the Social Security Administration. In addition, Cushing will be deemed to have a “disability” if determined to be disabled in accordance with a disability insurance program accepted by TrustCo, provided that the definition of disability applied under such disability insurance program complies with the requirements of this Section. To the extent that any right to reimbursement of expenses or payment of any in-kind benefit under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), (i) any such expense reimbursement shall be made by TrustCo no later than the last day of the taxable year following the taxable year in which such expense was incurred by Cushing, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect

2.           Noncompetition. Cushing acknowledges that he has provided special, unique and extraordinary services to TrustCo and its affiliates during his employment with TrustCo and its bank subsidiary. Cushing agrees that he will not, during the Term, directly or indirectly, without the written consent of TrustCo:

2 of 5

(a)           Own, have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant to or independent contractor of a Competitor if Cushing in any such capacity performs services in an aspect of Competitor’ business which is competitive with TrustCo or an affiliate; provided, however, Cushing may invest in no more than 5% of the stock of any publicly-traded company that is a Competitor without violating this covenant;

(b)           Divert or attempt to divert to a Competitor any client, customer or account of TrustCo or an affiliate (which is a client, customer or account during the Term); or

(c)           Hire, or solicit to hire, for or on behalf of a Competitor, any employee of TrustCo or an affiliate (who is an employee of TrustCo or an affiliate as of the time of such hire or solicitation to hire) or any former employee of TrustCo or an affiliate (who was employed by TrustCo or an affiliate within the 12-month period immediately preceding the date of such hire or solicitation to hire).

(d)           For purposes of this Section 3, capitalized terms are defined as follows:

Competitor. “Competitor” shall mean any person, firm, corporation, partnership, limited liability company or any other entity doing business in the Geographic Market which, during the Term, is engaged in competition in a substantial manner with TrustCo or an affiliate of TrustCo.

Geographic Market. “Geographic Market shall mean the area within a radius of 25 miles of the location of the headquarters or any branch office of TrustCo or an affiliate.

3.            Scope of Noncompetition Provisions. If it shall be finally determined by any court of competent jurisdiction that any limitation contained in Section 3 is too extensive to be legally enforceable and must be reduced, then the parties hereby agree that such reduced limitation shall be deemed to be the maximum scope or duration which shall be legally enforceable, and Cushing hereby consents to the enforcement of such reduced limitation.

3 of 5

4.             Termination of Contract. TrustCo may terminate this Agreement upon not less than 90 days’ prior written notice to Cushing. Upon the effective date of such termination, the parties’ obligations under this Agreement shall cease.

5.            Entire Agreement; Amendment; Governing Law. This Agreement constitutes the entire Agreement between TrustCo and Cushing and all prior understandings and agreements between them, if any, concerning the same subject matter are merged herein and thus extinguished. This Agreement may not be modified except by a writing signed by both parties. This Agreement is made under, and shall be construed in accordance with the laws of the State of New York.

6.             Separability. If any provision hereof is declared void and unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect.

7.             Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns upon full execution by all parties.

[signature page follows]

4 of 5

IN WITNESS WHEREOF, TrustCo and Cushing have executed this Agreement as of the date first above written.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick
Name:	Robert J. McCormick
Title:	President and Chief Executive Officer

/s/ Robert T. Cushing
Robert T. Cushing

5 of 5